Putnam Capital Opportunities

The fund began offering class Y shares on October 2, 2000.
No 12b-1 fee
No CDSC

Putnam Mid Cap Value Fund

Class A, class B, class C and class M shares were open to public investment on January 16, 2001.
Class A - front-end sales charge of 5.75% & 12b-1 fee of  0.25%
Class B shares 5.00% contingent deferred sales charge & 12b-1 fee of 1.00%
Class C shares - one-year 1.00% contingent deferred sales charge & 12b-1 fee of 1.00%
Class M shares  - front-end sales charge of 3.50%
& 12b-1 fee of 0.75%